Exhibit 10.23

EIGHTH AMENDMENT TO PATENT LICENSE AGREEMENT

THIS EIGHTH AMENDMENT TO PATENT LICENSE AGREEMENT (the “Amendment”) is made and entered into effective as of February 1,. 2007 (the “Amendment Effective Date”), by and between Massachusetts Institute of Technology, a Massachusetts corporation (“M.I.T.”), and Sangamo BioSciences, Inc., a Delaware corporation (“Sangamo”) having principal offices at 501 Canal Blvd, Suite A100, Richmond, CA 94804.

M.I.T. and Sangamo hereby agree to amend that certain Patent License Agreement, dated May 9, 1996, as previously amended (the “Agreement”) as follows:

1. All defined terms used and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Agreement.

2. Paragraph 2.7 of the Agreement is hereby deleted and replaced in its entirety with the following:

“2.7 With respect to each sublicense agreement [in the Reagent Field], LICENSEE agrees to do the following:

(a) incorporate the language of Article 2 (other than Paragraph 2.8), Article 9, Article 10, and Paragraph 15.4 into each sublicense agreement (but in each case solely to the extent such language is applicable to the rights granted in such sublicense agreement), so that these Articles shall be binding upon the applicable sublicensee as if they were a party to this Agreement;

(b) include in each such sublicense agreement language that is reasonably sufficient to enable LICENSEE to comply with its obligations under Paragraph 2.8 and Articles 5, 7, 12, 13 and 15 (other than Paragraph 15.4);

(c) use commercially reasonable effort to obtain a indemnity from the applicable sublicensee in favor of LICENSEE that is substantially similar in scope of the indemnity set forth in Article 8, and include M.I.T. as an indemnified party under any such indemnity on the same terms as LICENSEE.

3. The following language is herby added at the end of Paragraph 8.1:

“or arising from any obligation of any sublicense under any sublicense that LICENSEE may grant.”

4. The following language is hereby added at the end of Paragraph 13.6:

“In addition, in the event that M.I.T. terminates this Agreement pursuant to Paragraph 13.1, 13.2, or 13.3, each sublicense granted by LICENSEE to a sublicensee not then in default will survive such termination (as a direct license from M.I.T.), provided that such direct license shall be subject to the same non-financial terms and conditions as those in this Agreement and such sublicensee (or if there is at such time more than one such sublicensee, such sublicensees severally and jointly) shall be required to make any annual fees due pursuant to Paragraph 4.1(b) and each such sublicensee shall be required to make any monetary payment(s) that, had this Agreement not been terminated, LICENSEE would have been required to make under this Agreement as a result of the activities of such sublicensee. Each such sublicensee shall be an intended third-party beneficiary of the preceding sentence.”

5. Miscellaneous. This Amendment amends the terms of Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect. This Amendment may be executed in counterparts and by facsimile.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to Patent License Agreement to be executed by their duly authorized representatives as of the date first above written.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ Lita Nelsen
Name:	Lita L. Nelsen
Title:	Director Technology Licensing Office

SANGAMO BIOSCIENCES, INC.

By:	/s/ David G. Ichikawa
Name:	David G. Ichikawa
Title:	SVP Business Development

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